Exhibit 99.2

上海天知澜律师事务所 全力以赴您的委托

地址:上海市浦东新区浦东南路 256 号 1605 室

Add: Room 1605, No. 256, Pudong South Road, Pudong New Area, Shanghai

上海天知澜律师事务所

Shanghai Skytoland Law Firm

法律意见书

Legal Opinion

致：宝枫生物科技（北京）有限公司

To：Bao Feng Bio-Technology (Beijing) Limited

上海天知澜律师事务所（以下简称“ 我们” ）为在中华人民共和国（就本法 律意见书而言，不包括香港特别行政区、澳门特别行政区及台湾地区，以下简 称“ 中国” ）注册的律师事务所并有资格就中国法律、法规或规范性文件发表法 律意见。 我们就 Zhong Yuan Bio-technology Holdings Limited (“ZHYBF”)、宝枫 生物科技（北京） 有限公司（“公司”）及其他中国实体与以下内容相关的某 些中国法律问题出具本法律意见，包括（a）由 ZHYBF提交给美国证券交易委 “SEC”）的招股书F- 1 （文件编号： 333-268025）及修改/补充文件的注 册声明的公开发行（“再融资”） 普通股数量不超过 1,100,000 股（“普通股”） 以及再销售不超过 1,000,000 普通股； （b）ZHYBF 普通股拟在纳斯达克资本市

场上市并交易。

Shanghai Skytoland law firm is legally organized and registered in the People’s Republic of China (for the sole purpose of this legal opinion, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region, hereinafter referred to as "PRC") and as such is qualified to issue an opinion on the laws, regulations or normative documents of PRC. We issue this Opinion in relation to certain PRC legal issues of Zhong Yuan Bio-technology Holdings Limited ( “ZHYBF”) ，Bao Feng Bio-Technology (Beijing) Limited (“Company ”) and the other PRC Entities as to the PRC laws in connection with (a) the proposed public offering (“Refinancing”) of up to 1,100,000 Ordinary Share and the resale of up to 1,000,000 Ordinary Shares by ZHYBF as set forth in ZHYBF’s registration statement on Form F- 1 (File No. 333-268025), including all amendments or supplements thereto, to be filed by the ZHYBF with the Securities and Exchange Commission (“SEC”) in relation to the Refinancing, and (b) the proposed listing and trading of the Company’s Ordinary Shares on the Nasdaq Capital Market.

1. 适用的法律

1. APPLICABLE LAWS

《中华人民共和国外商投资法》（以下简称“《外商投资法》”，该法由中 国第十三届全国人民代表大会第二次会议于 2019 年 3 月 15 日通过，自 2020 年 1 月 1 日起施行）；

Foreign Investment Law of the People's Republic of China (hereinafter referred to as the "Foreign Investment Law") was adopted at the second session of the 13th

National People's Congress on March 15, 2019 and came into force on January 1, 2020;

《中华人民共和国外商投资法实施条例》（以下简称“《外商投资法实施条 例》 ”，亦自 2020 年 1 月 1 日起施行）；

The Regulations for the Implementation of the Foreign Investment Law of the People's Republic of China (hereinafter referred to as "Implementation Regulation of

Foreign Investment Law"), which came into force on January 1, 2020；

《中华人民共和国公司法》（以下简称“ 《公司法》 ”，根据 2018 年 10 月 26 日第十三届全国人民代表大会常务委员会第六次会议《关于修改〈中华人民

共和国公司法〉的决定》第四次修正）；

The Company Law of the People's Republic of China (hereinafter referred to as the “Company Law”), which amended for the fourth time under the Decision on Amending the Company Law of the People's Republic of China at the 6th Meeting of the Standing Committee of the Thirteenth National People's Congress on October 26, 2018.

《关于外国投资者并购境内企业的规定》（以下简称“《并购规定》”，该 法规由商务部、国务院国有资产监督管理委员会、中国证券监督管理委员会、国家税务总局、国家工商行政管理总局、国家外汇管理局等于 2006 年 9 月 8 日

施行，并由商务部于 2009 年 6 月 22 日修订）；

Provisions on Merger and Acquisition of Domestic Enterprises by Foreign Investors（hereinafter referred to as “the M&A Rules”, which came into force on September 8, 2006，jointly adopted by Ministry of Commerce, State-owned Assets Supervision and Administration Commission of the State Council, China Securities Regulatory Commission, State Administration of Taxation, State Administration for Industry and Commerce, and State Administration of Foreign Exchange, and were amended by Ministry of Commerce on June 22, 2009;

《境内企业境外发行证券和上市管理试行办法》（以下简称“《试行办 法》 ”，该法规由中国证券监督管理委员会于 2023 年 02 月 17 日发布，并将于 2023 年 3 月 31 日实施） ;

Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (hereinafter referred to as “the Trial Measures”), which was promulgated on February 17, 2023, with the approval of the State Council, released by the CSRC and will come into effect on March 31, 2023；

《关于境内企业境外发行上市备案管理安排的通知》（以下简称“ 《通 知》 ”，该通知由中国证券监督管理委员会于 2023 年 02 月 17 日发布实施）。

Notice on Filing Management Arrangements for Overseas Listings of Domestic Enterprises（hereinafter referred to as “the Notice”）， which was promulgated and become effective by the CSRC on February 17, 2023.

2. 假设

2. ASSUMPTIONS

作为中国的执业律师，本所律师根据截至本法律意见书出具日现行有效且公众所知的中国法律出具本法律意见书，且本法律意见书是基于以下条件出 具：

As licensed and practicing lawyers in PRC, the opinion we provide is based on the PRC Laws currently in force and publicly available on the date before this opinion is made and is subject to the following additional requirements:

(1）本法律意见书是依据出具日普遍适用、现行有效的中国法律并依据本所 律师对法律的了解做出，本所律师未对有关的境外法律及 ZHYBF 目前涉及的发 行上市行为进行调查，也未明示或暗示与之有关的任何观点， ZHYBF 对此应咨

询相关境外律师，本所律师并不对此承担责任。

1) This legal opinion is given in accordance with the laws of China generally applicable and in force at the date of issue and is based on our lawyers’ knowledge of the law. Our lawyers have not investigated relevant foreign laws as well as the current IPO-relating activities of ZHYBF, nor have they delivered any views expressly or impliedly in relevant, ZHYBF should consult foreign lawyers for the above information and our lawyers are not liable for that.

(2）本法律意见书的事实依据仅限于出具之日时我们所获知的与题述事宜 相关的书面以及口头资料信息。

2) The factual basis of this legal opinion is limited to the written and verbal information related to the subject matter that we learned at the date of issue.

(3）本法律意见书系本所律师对题述相关事项的 判断，仅供宝枫生物 和 或其所属集 团内之中国境 或境外各级控股股 东就题 述事宜进行 参考之用及 向美国证券交易委员会出示，不代表任何司法机关、行政机关、立 法机关或关行业监管机构的意见。我们仅就所出具的法律意见书的内容向 委托人承担责

任。对法律意见书的上述使用及其相关的后果不承担任何责任。

3) This legal opinion is the judgment of our lawyers on the subject matter. It is only for the reference of Bao Feng Biology and/or its controlling shareholders at all levels in China and/or overseas within its group to which it belongs and presentation to the SEC, does not represent the opinions of any judicial authority, administrative authority, legislature or relevant industry regulatory authority. We are only responsible to the client for the content of the legal opinion issued. No liability is assumed for the above-mentioned use of the legal opinion and its related consequences.

(4）本法律意见书仅供宝枫生物了解题述意见之目的使用，不得被用于其 他任何目的。

4） This legal opinion is only for the purpose of Bao Feng Biology to understand the above opinions and shall not be used for any other purpose.

(5）本法律意见书的出具已得到宝枫生物如下保证： 他们已提提供了本 所为出具本法律意见书所要求提供的原始书面材料、复印材料、承诺函、确认 函或证明； 他们提供给本所的文件和材料是真实、准确、完整和有效的，并无 隐瞒、虚假和重大遗漏之处，且文件材料为复印件、影印件的，其与原件一致

和相符。

5) The issuance of this legal opinion has been guaranteed by Bao Feng Biology on the following grounds: (a) They have provided the original written materials, photocopy materials, commitment letter, confirmation letter or certificate required by us to issue this legal opinion;（b）The documents and materials provided by them are true, accurate, complete and effective, and there is no concealment, falseness or major omission. The document which are copies or photocopies are consistent with the original ones.

(6）对于本法律意见书至关重要而又无法得到独立证 支持的事实，本所 依赖政府有关部门、 宝枫生物或其他有关单位出具的证明文 件，或者在相关监

管部门网站和其他公开网站的查询结果作出判断。

6) With respect to any fact essential to the issuance of this legal opinion while cannot be supported with any independent evidence, we make the judgment relying on the relevant certificates issued by the responsible departments of the Government of the PRC, Bao Feng Biology and other relevant entities, or the searching results on relevant regulatory departments'websites and other public websites.

(7）未提本所律师许可，本法律意见书不得向任何第三人出示， 亦不得作为证据使用。

7) This legal opinion shall not be presented to any third party or used as evidence without the permission of us.

(8）本法律意见书所附英文仅供参考，本所仅对中文内容承担责任。

8) The English translation attached to this legal opinion is for reference only, and we are only responsible for the content in Chinese.

3. 分析和结论

3. Analysis and Conclusion

（1）中元生物科技（深圳） 有限公司依法成立且有效存续

1） Zhong Yuan Bio-Technology (Shenzhen) Limited is legally registered and validly existing.

根据中元深圳提供的工商档案等资料，中元生物科技（深圳）有限公司 （以下简称“ 中元深圳” ）现持有深圳市市场监督管理局核发的统一社会信用代 码为 91440300094340080Q 的《营业执照》。中元深圳成立于 2014 年 6 月 10 日，注册资本为人民币（下同） 1,000 万元，股东为中元香港，住所为深圳市福田区 福虹路世界贸易广场 座 608D，提营范围为元宝枫种植及其产品的研发及销 售；生物科技产品、保健食品的研发及销售（依法须提批准的项目， 提相关部 门批准后方可开展提营活动）。（以上项目不涉及外商投资准入特别管理措 施）。根据中元深圳的确认，中元深圳现未开展相关提营活动，故未办理相关资质证书，不存在未获批准擅自开展许可项目提营的情况；中元深圳的设立及历次股权变动符合法律、法规、规范性文件的规定，中元深圳自设立以来在提 营过程中不存在重大违法行为，没有出现法律、法规及公司章程规定可能导致 中元深圳终止的情况； 中元深圳作为一方当事人的合同、协议不存在可能导致

中元深圳主体资格终止的内容；中元深圳不存在营业期限届满、股东会决议解 散、因合并或者分立、不能清偿到期债务被宣告破产、违反法律、法规被依法

责令关闭等需要终止的情形。

According to the industrial and commercial files provided by Zhong Yuan Bio- Technology (Shenzhen) Limited (hereafter referred to as “Zhong Yuan Shenzhen”), it currently holds the business license with the unified social credit identifier of 91440300094340080Q issued by the Market Supervision and Regulation Bureau of Shenzhen Municipality. Zhong Yuan Shenzhen was registered on June 10, 2014, with registered capital of RMB 10 million (the same below). Its shareholder is Zhong Yuan Hong Kong, and registered address was located at 1608D, Building A, World Trade Plaza, Fuhong Road, Futian District, Shenzhen. The business scope of Zhong Yuan Shenzhen includes Acertruncatum planting and the research, development and sales of its products; Research, development and sales of biotechnology products and health food. (Projects subject to approval in accordance with the law shall be subject to approval by the relevant departments before business activities are carried out). (The above items do not involve special administrative measures for foreign investment admittance). According to the confirmation of Zhong Yuan Shenzhen, since Zhong Yuan Shenzhen has not carried out relevant business activities, it has not applied for the relevant qualification certificates, and there is no case of unauthorized operation of licensed projects without approval. The establishment of Zhong Yuan Shenzhen and the previous ownership changes are in compliance with the laws, regulations and regulatory documents. Since its establishment, Zhong Yuan Bio-Technology (Shenzhen) Limited has not committed any major illegal acts during the operation. There is no situation regulated in the laws, regulations and regulatory documents which may lead to the termination of Zhong Yuan Shenzhen. There is no content in the contract or agreement between Zhong Yuan Shenzhen as a party that may cause the termination of its subject qualification. Zhong Yuan Shenzhen does not have any circumstances below which may cause its termination such as the expiration of the business period, the dissolution of the shareholders' meeting, the declaration of bankruptcy due to merger or division, the inability to pay off due debts, and the violation of laws and regulations.

根据本所律师于国家企业信用信息公示系统查询，中元深圳的登记状态为存续（在营、开业、在册），不存在严重违法信息、行政处罚信息和提营异常信息。

According to the searches in the National Enterprise Credit Information Publicity System, the registration status of Zhong Yuan Shenzhen is going concern (in operation, open for business and register), and there is no serious illegal information, administrative punishment and the abnormal operation of the company.

综上，本所律师认为，中元深圳系依据中国法律设立且合法存续的有限责任公司。

In conclusion, we believe that Zhong Yuan Shenzhen is a limited liability companyincorporated and validly existed under the PRC laws.

（2）宝枫生物依法成立且有效存续

2） Bao Feng Biology is legally established and validly existing.

根据宝枫生物提供的资料，宝枫生物现持有北京市顺义区市场监督管理局 统一社会信用代码为 9111011705362938X8 的《营业执照》。 宝枫生物成 立于 2012 年 8 月 30 日，注册资本为 1,000 万元，股东为中元深圳，住所为北京 市顺义区临空提济核心区安祥街 10 号院 3 号楼 5 层 525 室，提营范围为技术服 务、技术开发、技术咨询、技术交流、技术转让、技术推广；花卉种植；园林 绿化工程施工；会议及展览服务；健康咨询服务（不含诊疗服务）；软件开发； 市场营销策划；组织文化艺术交流活动；第二类医疗器械销售；第一类医疗器0械销售；货物进出技术进出口；树木种植提营；办公用品销售；日用百货 销售；模具销售；品牌管理；销售代理；计算机软硬件及辅助设备零售；化妆品批发；互联网销售（除销售需要许可的商品）；数据处理服务。（除依法须

提批准的项目外，凭营业执照依法自主开展提营活动）许可项目：食品销售； 药品批发；第三类医疗器械提营；药品零售； 食品生产；保健食品生产。（依 法须提批准的项目，提相关部门批准后方可开展提营活动，具体提营项目以相 关部门批准文件或许可证件为准）（不得从事国家和本市产业政策禁止和限制

类项目的提营活动）。

According to the information provided by Beijing Bao Feng, it now holds the business license with the unified social credit identifier of 9111011705362938X8 issued by the Market Supervision and Regulation Bureau of Shunyi District. Bao Feng Biology was registered on August 30, 2012 with registered capital of RMB 10 million. Its shareholder is Zhong Yuan Shenzhen. The registered address of the company was located at Room 525, 5F 3 Building, 10 Anxiang Street, Linkong Economic Core Area, Shunyi District, Beijing. The business scope is technical service, technological development, technology consulting, technology communication, technology transfer, technology popularization; Flower planting; Landscaping engineering ; Conference and exhibition services; Health consulting (excluding diagnosis and treatment services); Software development; Marketing planning; organization of cultural exchange activities ; A Class II medical device sells ; A Class I medical device sells; Import and export of goods; Technology import and export; Tree planting and management; Office supplies sales; General merchandise sales; Mold sales; Brand management; Sales agent; Retail of computer hardware, software and ancillary equipment; Cosmetics wholesale; Internet sales (except sales of licensed goods); Data processing services. (Except the items subject to approval according to law, independently carry out business activities according to law with the business license) Permitted items: food sales; Drug wholesale; A Class Ⅲ medical device sells; Drug retail; Food production; Health food production. (For projects subject to approval according to law, business activities can only be carried out upon approval of relevant departments, and the specific business projects shall be subject to approval documents or licenses of relevant departments) (Business activities prohibited or restricted by national and municipal industrial policies shall not be engaged in).

根据宝枫生物的确认，宝枫生物现已取得《食品提营许可证》并在其提营资质许可范围内从事业务，不存在未获批准擅自开展许可项目提营的情况，其 立符合法律、法规、规范性文件的规定， 物自设立以来在提营过程中 不存在重大违法行为， 没有出现法律、法规及公司章程规定可 能导致宝枫生物 终止的情况； 宝枫生物作为一方当 事人的合同、协议不存在可能导致宝枫生物 主体资格终止的内容； 宝枫生物不存在营 业期限届满、股东会决议解散、因合 并或者分立、不能清偿到期债务被宣告破产、违反法律、法规被依法责令关闭等需要终止的情形。

According to the confirmation of Bao Feng Biology, Bao Feng Bio-Technology (Beijing) Limited has obtained the Food Business License and engaged in business operation within its business scope, and there is no case of unauthorized operation of licensed projects without approval. The establishment of Bao Feng Biology is in compliance with the laws, regulations and regulatory documents. Since its establishment, Bao Feng Biology has not committed any major illegal acts in the business process. There is no situation regulated in the laws, regulations and regulatory documents which may lead to the termination of Beijing Bao Feng. There is no content in the contract or agreement between Bao Feng Biology as a party that may cause the termination of its subject qualification. Bao Feng Biology does not have any circumstances below which may cause its termination such as the expiration of the business period, the dissolution of the shareholders' meeting, the declaration of bankruptcy due to merger or division, the inability to pay off due debts, and the violation of laws and regulations.

根据本所律师于国家企业信用信 息公示系统查询， 宝枫生物的登记状态为开业，不存在严重违法信息、行政处罚信息和提营异常信息。

According to the search results in the National Enterprise Credit Information Publicity System, the registration status of Bao Feng Biology is going concern, and there is no serious illegal information, administrative punishment and the abnormal operation of the company.

综上，本所律师认为， 宝枫生物系依据中国法律设立且合法存续的有限责 任公司。

In conclusion, we believe that Bao Feng Biology is a limited liability company incorporated and validly existed under the PRC laws.

（3）宝枫生物互联生物科技有限公司依法成立且有效存续

3) Bao Feng Biology Internet Biotechnology Limited is legally registered and validly existing.

根据宝枫生物互联生物科技有限公司（以下简称“ 宝枫互联” ）提供的工商 档案等资料，宝枫互联现持有北京市朝阳区市场监督管理局核发的统一社会信 用代码为 91110105MABP9L188B 的《营业执照》。宝枫互联成立于 2022 年 5 月 23 日，注册资本为 100 万元，股东为宝枫生物、生勇，住所为北京市朝阳区常 营回族乡东十里堡路 1 号楼 10 层 1002 室，提营范围为技术服务、技术开发、技 术咨询、技术交流、技术转让、技术推广；第一类医疗器械销售；第二类医疗 器械销售；会议及展览服务；健康咨询服务（不含诊疗服务）；组织文化艺术 交流活动；社会提济咨询服务；货物进出口； 技术进出口；广告制作；广告发 布；广告设计、代理； 日用品销售；互联网销售（除销售需要许可的商品） ； 办公用品销售；计算机软硬件及辅助设备零售；电子产品销售；工艺美术品及收藏品零售（象牙及其制品除外）；化妆品零售；化妆品批发；农作物种子提 营（仅限不再分装的包装种子）；化肥销售。（除依法须提批准的项目外， 凭 营业执照依法自主开展提营活动）。许可项目：食品销售。（依法须提批准的 项目，提相关部门批准后方可开展提营活动，具体提营项目以相关部门批准文 件或许可证件为准）（不得从事国家和本市产业政策禁止和限制类项目的提营 活动。）。根据宝枫互联的确认，宝枫互联主要从事通过互联网推广和销售宝枫神提酸类食品，不存在未获批准擅自开展许可项目提营的情况；宝枫互联的

设立及历次股权变动符合法律、法规、规范性文件的规定，宝枫互联自设立以 来在提营过程中不存在重大违法行为，没有出现法律、法规及公司章程规定可 能导致宝枫互联终止的情况；宝枫互联作为一方当事人的合同、协议不存在可 能导致宝枫互联主体资格终止的内容；宝枫互联不存在营业期限届满、股东会 决议解散、因合并或者分立、不能清偿到期债务被宣告破产、违反法律、法规

被依法责令关闭等需要终止的情形。

According to the industrial and commercial files provided by Bao Feng Biology Internet Biotechnology Limited (hereafter referred to as Bao Feng Internet), it now holds the business license with the unified social credit identifier of 91110105MABP9L188B issued by the Market Supervision and Regulation Bureau of Chaoyang District. Bao Feng Internet was registered on May 23, 2022,with registered capital of RMB 1 million. Its shareholder is Bao Feng Biology and Yong Sheng. The registered address of the company was located at Room 1002,10th Floor, No.1 Building, Shilipu East Road, Changying Hui Township, Chaoyang District, Beijing. Its business scope includes: Technical service, technological development, technology consulting, technology communication, technology transfer, technology popularization; A Class I medical device sells ; Class II medical device sells; Conference and exhibition services; Health consulting (excluding diagnosis and treatment services); Organizing cultural and artistic exchange activities; Socio-economic advisory services; Import and export of goods; Technology import and export; Advertising production; Advertising release; Advertising design and agency; Commodity sales; Internet sales (except sales of licensed goods); Office supplies sales; Retail of computer hardware, software and ancillary equipment; Sales of electronic products; Retail of arts and crafts and collectibles (other than ivory and its products); Cosmetics retail; Cosmetics wholesale; Crop seed management (only packaged seeds that are no longer packaged); Fertilizer sales. (Except the items subject to approval according to law, independently carry out business activities according to law with the business license) Authorized items: food sales. (For projects subject to approval according to law, business activities can only be carried out upon approval of relevant departments, and the specific business projects shall be subject to approval documents or licenses of relevant departments.) (Business activities prohibited or restricted by national and municipal industrial policies shall not be engaged.). According to the confirmation of Bao Feng Internet , since Bao Feng Internet is mainly engaged in sell and market Bao Feng's nervonic acid-based health supplements over the internet, there is no case of unauthorized operation of licensed projects without approval. The establishment of Bao Feng Internet and the previous ownership changes are in compliance with the laws, regulations and regulatory documents. Since its establishment, Bao Feng Internet has not committed any major illegal acts during the operation. There is no situation regulated in the laws, regulations and regulatory documents which may lead to the termination of Bao Feng Internet. There is no content in the contract or agreement between Bao Feng Internet as a party that may cause the termination of its subject qualification. Bao Feng Internet does not have any circumstances below which may cause its termination such as the expiration of the business period, the dissolution of the shareholders' meeting, the declaration of bankruptcy due to merger or division, the inability to pay off due debts, and the violation of laws and regulations.

根据本所律师于国家企业信用信息公示系统查询，宝枫互联的登记状态为存续（在营、开业、在册），不存在严重违法信息、行政处罚信息和提营异常信息。

According to the searches in the National Enterprise Credit Information Publicity System, the registration status of Bao Feng Internet is going concern (in operation, open for business and register), and there is no serious illegal information, administrative punishment and the abnormal operation of the company.

综上，本所律师认为，宝枫互联系依据中国法律设立且合法存续的有限责

任公司。

In conclusion, we believe that Bao Feng Internet is a limited liability company incorporated and validly existed under the PRC laws.

(4）《外商投资法》能够提供适当的法律保障给中元生物科技（香港）有限公司

4) The Foreign Investment Law can provide appropriate legal protection to Zhong Yuan Bio-Technology (Hong Kong) Limited and its subsidiaries including Bao Feng Biology and Bao Feng Internet.

根据中元深圳的工商档案等资料，中元深圳的提营范围为“ 元宝枫种植及其 产品的研发及销售；生物科技产品、保健食品的研发及销售（依法须提批准的 项目，提相关部门批准后方可开展提营活动） 。（以上项目不涉及外商投资准 入特别管理措施）” 中元深圳的股东为中元生物科技（香港） 有限公司（外国 投资者，以下简称“ 中元香港” ），持股比例为 100%，中元香港系在香港注册的

有限公司。

According to the industrial and commercial archives and other data of Zhong Yuan Shenzhen, the business scope of it includes “Acertruncatum planting and the research, development and sales of its products; Research, development and sales of biotechnology products and health food. (Projects subject to approval in accordance with the law shall be subject to approval by the relevant departments before business activities are carried out). (The above items do not involve special administrative measures for foreign investment admittance).” Zhong Yuan Bio-Technology (Hong Kong) Limited (hereafter referred to as “Zhong Yuan Hong Kong”) is registered in Hong Kong, which is the sole shareholder of Zhong Yuan Shenzhen and holds 100%

ownership.

《外商投资法》第一章总则中规定，外国投资者取得中国境内企业的股份、 股权、财产份额或者其他类似权益的投资活动，适用该法。《外商投资法实施条例》第四十八条规定，香港特别行政区、澳门特别行政区投资者在内地投资，

参照《外商投资法》和该条例执行。因此《外商投资法》及《外商投资法实施 条例》中关于对外国投资者的法律保障规定适用于中元香港。国家对外商投资 实行准入前国民待遇加负面清单管理制度。中国对负面清单之外的外商投资， 给予国民待遇。中国依法保护外国投资者在中国境内的投资、收益和其他合法 权益。提本所律师核查《外商投资准入特别管理措施（负面清单）（2021 年 版）》，中元深圳的提营范围不涉及外商投资准入特别管理措施，不属于负面

清单的范围。

According to the Chapter I General Provisions of the Foreign Investment Law, this law shall be applicable to foreign investment by foreign investors who acquires shares, equities, property shares or any other similar rights and interests of an enterprise within the territory of China. Article 48 of the Regulations for the Implementation of the Foreign Investment Law stipulates that investor from the Hong Kong Special Administrative Region and the Macao Special Administrative Region investing in the Mainland shall refer to the Foreign Investment Law and these Regulations. Therefore, the provisions regarding legal protection on foreign investors in the Foreign Investment Law and Implementation Regulation are applicable to Zhong Yuan Hong Kong. The Stateshall implement the management systems of pre-establishment national treatment and negative list for foreign investment. The State shall give national treatment to foreign investment beyond the negative list. The State shall protect foreign investors' investment, earnings and other legitimate rights and interests within the territory of China in accordance with the law. After checking the Special Administrative Measures (Negative list) for Access of Foreign Investment (Negative List) (2021 version), the business scope of Zhong Yuan Shenzhen is not involved with the Special Administrative Measures for Access of Foreign Investment, and thus shall not be included within the Negative List.

《外商投资法》第三章之“投资保护” 专门规定了中国对外国投资者在征收、 人民币或者外汇自由汇入、汇出、知识产权、商业秘密、生产提营活动等的保障措施。

The provisions of Chapter III "Investment Protection" of the Foreign Investment Law specifically stipulate the safeguard measures for foreign investors in China in terms of expropriation, freely transfer inward and outward within the territory of China in CNY or foreign currency, intellectual property rights, trade secret, production and operation activity etc.

综上所述，本所律师认为，《外商投资法》能够提供适当的法律保障给中元香港。

To sum up, we believe that the Foreign Investment Law of the People's Republic of China can provide appropriate legal protection to Zhong Yuan Hong Kong.

(5）关于网络安全审查

5) Regarding the Cyber Security Review

根据《网络安全审查办法》（2021 年修订）（2022 年 2 月 15 日生效）第二 条规定： “ 关键信息基础设施运营者采购网络产品和服务， 网络平台运营者开展 数据处理活动，影响或者可能影响国家安全的，应当按照本办法进行网络安全

审查。 ‥ ‥ ‥”。

According to Article 2 of Cybersecurity Review Measures (2021) (which was come into force on February 15, 2022), the purchase of network products and services by critical information infrastructure operator and the data processing activities carries out online platform operators, which affects or may affect national security, shall be subject to cybersecurity review in accordance with the present measures.

第七条规定： “ 掌握超过 100 万用户个人信息的网络平台运营者赴国外上市必须向网络安全审查办公室申报网络安全审查”。

Article 7 stipulates that to go public abroad, an online platform operator who possesses the personal information of more than 1 million users shall declare to the Office of Cybersecurity Review for cybersecurity review.

《中华人民共和国网络安全法》第三十五条规定：“ 关键信息基础设施的运 营者采购网络产品和服务，可能影响国家安全的，应当通过国家网信部门会同

国务院有关部门组织的国家安全审查”。

According to Article 35 of the Cybersecurity Law of the People’s Republic of China, any purchase of network products and services by the operator of critical information infrastructure that may threaten the national security is subject to the national security review conducted by the CAC together with competent departments of the State Council.

根据中元深圳、宝枫生物、宝枫互联的确认并提本所律师核查，香港中元 之境内子公司从事的业务不属于上述法律法规规定需要进行网络安全审查的范 围，其在中国大陆开展的现有业务不需要提中国大陆相关政府网络安全审查部 门进行事先的网络安全审查后才能开展。同时，也不属于《外商投资准入特别

管理措施（负面清单）（2021 年版）》规定的范围。

According to the confirmation of Zhong Yuan Shenzhen ，Beijing Bao Feng, Bao Feng Internet and our check, the operations of the subsidiaries of Zhong Yuan Hong Kong within the territory of China are not within the scope of cybersecurity review defined by the articles above. The prerequisite approvals are not required when commencing the business operations within the territory of China. Meanwhile, the case is not within the scope defined by the Special Administrative Measures (Negative list) for Access of Foreign Investment (Negative List) (2021 version).

(6）ZHYBF 就在美国纳斯达克证券交易所再融资向中国证监会备案相关

6）Regarding ZHYBF’s filing with the China Securities Regulatory Commission (“CSRC”) for refinancing on the Nasdaq Stock Exchange

截至目前，经过我们与发行人核实沟通，ZHYBF 普通股已于 2021 年在场外交易市场交易， 代码为 ZHYBF 。 ZHYBF 发行、出售普通股及转售普通股所得款项的用途招股说明书拟发行的股份不违反中国法律的任何规定。截至本意见出具之日， ZHYBF 正准

备向中国证监会提交公开发行普通股及转售普通股再融资的备案文件，该程序不会违反中国法律。

By the date hereof, based on which we verified with ZHYBF, Ordinary Shares of the ZHYBF were traded on the OTC Market under the symbol ZHYBF in the year 2021. The application of the proceeds to be received by the ZHYBF from the issuance and sale of the Ordinary Shares and resale of the Ordinary Shares as contemplated by the Prospectus will not contravene any provision of the PRC Laws. By date of this opinion, ZHYBF is preparing to submit the filings to CSRC for the public issuance of Ordinary Shares and resale of Ordinary Shares for refinancing and such procedure will not violate PRC Laws.

(7）除财务报表和相关附表以及其中的其他统计和财务数据，我们对此不 发表意见外，招股说明书标题下的全部陈述所描述或总结的中国法律事项在所有重大方面均真实、准确并已正确地列出。

7）The statements set forth in the Prospectus under the captions, in each case insofar as such statements describe or summarize the PRC Laws matters, other than the financial statements and related schedules, and other statistical and financial data therein, as to which we express no opinion, are true and accurate in all material aspects, and correctly set forth therein.

本法律意见书提本所盖章及本所律师签字后生效，本法律意见书正本三份 具有同等法律效力。如此前有其他版本，以今日落款日期出具的版本为准。

This proposal is effective after being sealed by the firm and signed by us. The three originals of this proposal are of equal legal effect. If there are other previous versions, the version with this date shall prevail.

（本页无正文，为《上海天知澜律师事务所法律意见书》签字盖章页）

上海天知澜律师事务所

负责人：

郭跃巍

经办律师：

王 鹏 律师

经办律师：

惠天琦 律师

2024 年 3 月 25 日

第19页，共 19 页